EXHIBIT 24

LIMITED POWER OF ATTORNEY

The undersigned, in his capacity as a director of Chemical Financial Corporation, does hereby appoint DAVID B. RAMAKER, LORI A. GWIZDALA and WILLIAM C. COLLINS, and any of them severally, his attorney or attorneys with full power of substitution to execute in his name, in his capacity as a director of Chemical Financial Corporation, a Form S-4 Registration Statement of Chemical Financial Corporation relating to its shares of common stock to be issued pursuant to the Agreement and Plan of Merger between Chemical Financial Corporation and Talmer Bancorp, Inc., dated as of January 25, 2016, as that Agreement and Plan of Merger may be amended from time to time, and any and all pre-effective or post-effective amendments and supplements to such Registration Statement, and to file the same with all exhibits thereto and all other documents in connection therewith with the Securities and Exchange Commission.

Date: June 2, 2016	/s/ James R. Fitterling
James R. Fitterling